EX-99.B-77G

                             W&R TARGET FUNDS, INC.

SUB-ITEM 77G(a):    Defaults on senior securities

     W & R Target Funds, Inc. - Bond Portfolio

Reliance Group Holdings

$250,000  9.00% Senior Notes
due 11/15/00
CUSIP 759464AG5
This is a monetary default of interest as well as maturity
Default date is December 14, 2000.
Company filed for Chapter 11 bankruptcy protection June 12, 2001
Amount of default per $1,000 face amount is $ 1,045
Total amount of default is $ 261,250

Federal Mogul Corporation

$500,000  7.75% Bonds
due 7/01/06
CUSIP 313549AL1
This is a monetary default
Default date is January 30, 2002
Company filed for Chapter 11 bankruptcy protection October 1, 2001 Amount of default per $1,000 face amount is $116
Total amount of default is $58,125